UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		October 15, 2008

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

The information contained in Item 3.03 of this report is incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 3.03 of this report is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders

On October 16, 2008, General Electric Company (“GE”) closed its previously announced sale to Berkshire Hathaway Inc. and its affiliates (the “Investor”) of (1) 30,000 shares of GE’s 10% Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, having a liquidation value of $100,000 per share (the “Preferred Stock”) and (2) warrants (the “Warrants”) to purchase 134,831,460 shares of GE’s common stock, par value $0.06 per share (“Common Stock”), for an aggregate purchase price of $3.0 billion in cash (the “Purchase”).  The Preferred Stock and Warrants have not been registered under the Securities Act of 1933, as amended, and were offered and sold in a private placement pursuant to Section 4(2) thereof.

The Preferred Stock will be redeemable at GE’s option after three years, in whole or in part, at a redemption price of 110% of the liquidation value to be redeemed plus any accrued, unpaid dividends (whether or not declared). Dividends on the Preferred Stock will accrue on the liquidation value at a rate per annum of 10% but will be paid only when, as and if declared by GE’s Board of Directors out of legally available funds. At any time when such dividends have not been paid in full, the unpaid amounts will accrue dividends at the same 10% rate and GE will not be permitted to pay dividends on, or to repurchase, any of the outstanding Common Stock or any other class or series of stock of GE that ranks junior to the Preferred Stock as to the payment of dividends and/or the distribution of assets on any liquidation (other than a dividend payable solely in Common Stock or junior stock of GE that ranks junior to the Preferred Stock as to the distribution of assets on any liquidation). The Preferred Stock has no maturity date and will rank senior to the outstanding Common Stock with respect to the payment of dividends and distributions in liquidation.

As long as at least 6,000 shares of the Preferred Stock remain outstanding, the Preferred Stock, voting as a separate class, will have the right to approve any future issuance of preferred stock ranking senior to the Preferred Stock as to the payment of dividends and/or the distribution of assets on any liquidation, and any amendment of the certificate of incorporation or future merger, reclassification or similar event in which the rights and other terms of the Preferred Stock (or successor securities) are substantially modified. Subject to certain limited exceptions, the Preferred Stock and the Warrants are not transferrable for five years. The Investor may transfer the shares of Common Stock issuable on exercise of the Warrants at any time but only in public offerings and other public market sales, or in private transactions, as long as, to the knowledge of the Investor, the purchaser or group of related purchasers does not acquire Common Stock that, when aggregated with shares already owned, would represent more than 3.5% of the outstanding Common Stock. So long as the Investor owns at least 6,000 shares of Preferred Stock, in the event of a spin-off within three years of a business representing at least 10% of the value of GE, the Investor will have the right to exchange a portion of the Preferred Stock for preferred stock in the spun-off business, based on the relative value of the company and the spun-off business; if such a spin-off occurs after three years, this exchange will be mandatory.

The Warrants are exercisable at the holder’s option at any time and from time to time, in whole or in part, for five years at an exercise price of $22.25 per share of Common Stock. The exercise price and the number of shares issuable on exercise of the Warrants are subject to anti-dilution adjustments for stock splits,

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reclassifications, non-cash distributions, extraordinary cash dividends, pro rata repurchases of Common Stock, certain business combination transactions, and certain issuances of Common Stock (or securities convertible into or exercisable for Common Stock) at a price (or having a conversion or exercise price) that is less than 95% of the market price of the Common Stock on the last trading day preceding the pricing of the securities issuance. The holders of the Warrants have certain registration rights with respect to the shares of Common Stock issued upon exercise.

In connection with the Purchase, each of Jeffrey R. Immelt and Keith S. Sherin agreed with GE that, subject to certain exceptions, until the earlier of October 16, 2011 and the date of redemption of all of the Preferred Stock, they, their spouses and any estate planning vehicles will not dispose of more than 10% of the aggregate number of shares of Common Stock they beneficially owned on October 10, 2008.

Copies of GE’s Certificate of Incorporation, as amended to establish the Preferred Stock, the form of Warrant, the Stock Purchase Agreement, dated October 10, 2008 between GE and Berkshire Hathaway Inc., and the form of letter agreements between GE and Messrs. Immelt and Sherin are included as exhibits to this report and are incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 15, 2008, GE filed with the Secretary of State of the State of New York a Certificate of Amendment to its Certificate of Incorporation establishing the terms of the Preferred Stock. A copy of the Certificate of Incorporation of GE incorporating the amendment is included as an exhibit to this report and is incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed as part of this report:

3(a)	The Certificate of Incorporation, as amended, of General Electric Company
4(a)	Form of Warrants issued on October 16, 2008
10(a)	Stock Purchase Agreement, dated October 10, 2008, between General Electric Company and Berkshire Hathaway Inc.
10(b)	Form of letter agreement between General Electric Company and each of Jeffrey R. Immelt and Keith S. Sherin

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: October 20, 2008	/s/ Jamie S. Miller
Jamie S. Miller
Vice President and Controller

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